                                                                   EXHIBIT 10.10


                          SECOND AMENDED AND RESTATED
                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                            VENUS EXPLORATION, INC.

                                      AND

                         WELLS FARGO BANK (TEXAS) N.A.


                         DATED AS OF DECEMBER 19, 1997

                               TABLE OF CONTENTS

                                                                                                                      Page
ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Specific Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.3     UCC Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.4     Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.5     Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.6     Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 2.  THE COMMITMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.1     Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2     Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5     Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6     Manner and Application of Payments and Prepayments . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.7     Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.8     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.9     Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.10    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.11    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 3.  COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1     Bank Lien in Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2     Security Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.3     Proceeds Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 4.  CERTAIN REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1     Corporate Existence and Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3     Power and Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.6     Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.7     Title to Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.8     First Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.9     Compliance with Laws and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.11    Use of Proceeds; Margin Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.12    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.13    Purpose of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.14    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.15    Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.16    Burdensome Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.17    Relationship with Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.18    Principal Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.19    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.20    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.21    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.22    Gas Imbalances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.23    Hedging Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.24    Stratum Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 5.  CONDITIONS PRECEDENT TO ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Conditions Precedent to Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Each Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 6.  CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Maintenance of Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Maintenance of Bank Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Compliance with Laws and Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5     Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.8     Payment and Prepayment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.9     Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.10    Lease Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.11    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.12    Acquisitions, Mergers and Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.13    Loans, Advances and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.14    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.15    Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.16    Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.17    Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.18    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.19    Issuance of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.20    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.22    Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.23    Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.24    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.25    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.26    Expenses of Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.27    Preservation of Oil and Gas Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.28    Reserve Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.29    Title Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.30    Sales and Leasebacks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.31    Hedging Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.32    Stratum Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 7.  DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Remedies Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Performance by Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4     Bank Not in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.6     Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.7     Expenditures by Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.8     Delegation of Duties and Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 8.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.4     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.5     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.6     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.7     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.8     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.9     Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.10    Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.11    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.12    NO ORAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                               List of Schedules



4.2      Subsidiaries
4.21     Environmental Laws
4.22     Gas Imbalances
4.23     Hedging Agreements
6.9      Other Debt
6.12     Acquisitions, Mergers and Dispositions




                                List of Exhibits


2.1      Borrower Note
5.1(1)   Opinion of Counsel
5.2(a)   Application for Advance
8.4(b)   Provisions of Arbitration Program of Bank

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

         THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT is made and entered into effective as of December 19, 1997, by and between VENUS EXPLORATION, INC., a Delaware corporation formerly known as XPLOR CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK (TEXAS) N.A., a national banking association ("Bank").

                              W I T N E S S E T H:

                 WHEREAS, The New Venus Exploration, Inc., a Texas corporation ("New Venus") and Bank entered into that certain Loan Agreement dated May 13, 1997 (the "Original Loan Agreement") pursuant to which, among other things, on the terms and conditions set forth therein Bank made available to New Venus a credit facility in an amount of up to $20,000,000; and

                 WHEREAS, New Venus, Borrower, Lomak Production I, L.P. and Lomak Resources, L.L.C. have entered into that certain Property Acquisition Agreement dated April 29, 1997, pursuant to which, among other things, New Venus transferred and conveyed to Borrower substantially all of its assets subject to certain liabilities, in exchange for 5,626,473 shares of Borrower's common stock and certain other securities of Borrower; and

                 WHEREAS, the transactions contemplated by the Property Acquisition Agreement were consummated on May 21, 1997, and pursuant thereto Borrower agreed to and did assume all of the outstanding obligations of New Venus under the Original Loan Agreement; and

                 WHEREAS, pursuant to a Certificate of Ownership and Merger dated June 3, 1997, (the "Certificate of Ownership") Venus Exploration, Inc., a Delaware corporation and a wholly owned subsidiary, merged with and into its parent, Xplor Corporation; and

                 WHEREAS, pursuant to the Certificate of Ownership, the Certificate of Incorporation of Xplor Corporation became the Certificate of Incorporation of the surviving corporation except that Article One thereof was amended to reflect that the name of the surviving corporation is "Venus Exploration, Inc."; and

         WHEREAS, Bank and Borrower entered into that certain Amended and Restated Loan Agreement effective June 5, 1997 (the "Amended and Restated Loan Agreement") pursuant to which Borrower obtained a revolving line of credit upon the terms and conditions set forth therein; and

         WHEREAS, Bank and Borrower desire to amend and restate the Amended and Restated Loan Agreement in its entirety on the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the monies advanced by Bank and the mutual covenants and agreements herein contained, and each intending to be legally bound hereby, the Parties hereby stipulate and agree as follows:

                            ARTICLE 1.  DEFINITIONS

                 1.1 Specific Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 Advances shall mean sums loaned or credited to Borrower by Bank pursuant to the terms of this Agreement and includes any Prime Rate Advance or LIBOR Advance made pursuant to Section 2.1.

                 Affiliate shall mean any Person directly or indirectly Controlling, or under a common Control with, Borrower or any Subsidiary and any "affiliate" of Borrower within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended.

                 Agreement shall mean this Second Amended and Restated Loan Agreement, including all Schedules and Exhibits hereto, as the same may from time to time be amended, supplemented or otherwise modified.

                 Applicable Law shall mean all applicable provisions of all constitutions, statutes, rules, regulations, and orders of all applicable Tribunals, and all orders, judgments, and decrees of all courts, administrative law judges, and arbitrators.

                 Applicable Rate shall mean either the Prime Rate or the Effective LIBOR Rate, as the case may be or as the context requires.

                 Bank shall have the meaning set forth in the introduction to this Agreement.

                 Bank Lien shall mean the Liens granted in favor of Bank in the Collateral pursuant to the Loan Documents.

                 Borrower shall have the meaning set forth in the introduction to this Agreement.

                 Borrowing Base shall mean the amount of indebtedness which can be adequately supported by the value of oil and gas reserves attributable to the Collateral, which value shall be determined by Bank, in the exercise of its sole discretion, in accordance with Bank's customary practices and standards for oil and gas loans, all as more particularly set forth in Section 2.2.

                 Business Day shall mean every day which is a commercial banking business day in Houston, Harris County, Texas.

                 Capital Expenditures shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

                 Cash Flow shall mean for any period the net income from operations of a Person, after provision for currently due Taxes paid with respect thereto, plus depreciation, depletion and amortization expense.

                 Closing shall mean the closing of the transactions contemplated hereby on the Closing Date which shall be held in the offices of Brown, Parker & Leahy, L.L.P., 1200 Smith Street, Suite 3600, Houston, Texas 77002, commencing at 10:00 a.m., Houston, Texas time or at such other time and place as the Parties may agree.

                 Closing Date shall mean, as to the Second Amended and Restated Loan Agreement, December 19, 1997.

                 Collateral shall mean any property or assets of any Person in which Bank has or hereafter acquires a Bank Lien to secure the Obligations as further described in the Security Instruments.

                 Commitment shall mean the obligation of Bank to make Advances pursuant to Section 2.1 in the aggregate principal amount at any time outstanding up to, but not exceeding $50,000,000 and as such amount may be redetermined from time to time pursuant to Section 2.2 or terminated pursuant to Section 7.2.

                 Commitment Termination Date shall mean 11:00 a.m. Houston, Texas time on June 30, 2000, or such earlier date as the Commitment terminates pursuant to the terms of this Agreement.

                 Compensation shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

                 Control shall mean the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                 Current Financials shall mean the pro forma Financial Statements of Borrower and its Subsidiaries, for the fiscal year ended December 31, 1996.

                 Current Ratio shall mean the ratio of the sum of all assets of Borrower which are classified as current assets on the balance sheet of Borrower in accordance with GAAP, plus an amount equal to the unused availability under the Borrowing Base; to all accounts payable and other current liabilities of Borrower required to be accrued on the balance sheet of Borrower in accordance with GAAP.

                 Debt of any Person shall mean (a) all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien existing on property owned or acquired by such Person or a Subsidiary thereof (whether or not the liability secured thereby shall have been assumed) and obligations under any leases which have been (or, in accordance with GAAP, should be) capitalized for financial reporting purposes, other than usual and customary oil and gas leases; and

(b) all guarantees, endorsements, and other contingent obligations of such Person with respect to the obligations of other Persons of the type described in (a) preceding, including, but not limited to, any obligations to acquire any of such obligations, to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such obligations, and/or to otherwise assure the owner of any of such obligations against loss with respect thereto.

                 Debtor Relief Laws shall mean the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws from time to time in effect affecting the Rights of creditors generally.

                 $ and Dollars shall mean the lawful currency of the United States of America.

                 Effective LIBOR Rate shall mean the rate of interest on all LIBOR Advances at the rate of LIBOR plus 1.75%.

                 Environmental Laws shall mean all federal, state and local environmental laws, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"); and the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Clean Water Act; the Clear Air Act; the Toxic Substance Control Act; the Occupational Safety and Health Act; Federal Insecticide, Fungicide and Rodenticide, Marine Protection, Research and Sanctuaries Act; National Environmental Policy Act; Noise Control Act; Safe Drinking Water Act; the Resource Conservation and Recovery Act ("RCRA"), as amended; the Hazardous Materials Transportation Act; Refuse Act; the Uranium Mill Tailings Radiation Control Act; and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, and all state and local counterpart or related statutes, laws, regulations, and orders and treaties of the United States.

                 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 Event of Default shall have the meaning set forth in Article
7.

                 Eurodollar Business Day means a Business Day on which Dollars are traded in the London interbank Eurodollar market.

                 Financial Statements shall mean balance sheets, statements of operations and stockholders' equity and statements of Cash Flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and in accordance with GAAP.

                 Hazardous Substance shall mean those substances defined in 42 U.S.C. Section 9601(14) or any related or applicable state or local statute, law, regulation or ordinance, petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge, as defined in 42 U.S.C.
Section 69.03(26A), radioactive substances, hazardous waste, as defined in 42 U.S.C. Section 96.03(5), and solid waste, as defined in 42 U.S.C. Section 96.03(27), and other wastes.

                 Hedging Agreements shall mean any commodity or interest rate swap cap, floor, collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction.

                 Highest Lawful Rate shall mean the maximum rate (or, if the context so permits, an amount calculated at such rate) of interest which, at the time in question, would not cause the interest charged to exceed the maximum amount which Bank would be allowed to contract for, charge, take, reserve or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges under the Loan Documents.

                 Hydrocarbon Interests shall mean all rights, titles, interests and estates of Borrower in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interest of whatever nature.

                 Hydrocarbons shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and, if applicable under a valid lease, all other minerals.

                 Inchoate Lien means any Lien for Taxes not yet due and payable, mechanic's lien and materialman's lien for services or materials for which payment is not yet due or which is being contested in good faith by appropriate proceedings, provided that a reserve has been established therefor, in accordance with GAAP, a landlord's Lien for rental not yet due and payable and other similar Liens.

                 Initial Reserve Report shall mean the report of New Venus dated April 1, 1997 that is a compilation of reports prepared by Hite, Powers & Associates with respect to the oil and gas reserves of Borrower that reflects Borrower's net interest therein, a copy of which has been delivered to Bank.

                 Interest Expense shall mean all accrued interest paid or applicable by Borrower during any applicable period.

                 Interest Payment Date means (a) with respect to any Prime Rate Advance, the last day of each month while such Advance is outstanding and the date such Advance is repaid in full or converted to another type of Advance pursuant to the terms of this Agreement and (b) (i) with respect to any LIBOR Advance with an Interest Period of less than six months, the last day of each Interest Period for such Advance and the date such Advance is repaid in full or converted to another type of Advance pursuant to the terms of this Agreement, and (ii) for any LIBOR Advance with a six- month Interest Period, the day which is three months following the first day of such Interest Period.

                 Interest Period means, with respect to any LIBOR Advance, the period used for the computation of interest commencing on the date such Advance is made or deemed made, continued or effected by conversion, and concluding on the date one, two, three or six months thereafter, in each case at the Borrower's option, with any subsequent Interest Period commencing on the last day of the immediately preceding Interest Period and concluding on the last day of such subsequent Interest Period; provided. however, that:

                                  (i) no Interest Period may extend beyond the Commitment Termination Date for the Note;

                                  (ii)     any Interest Period for a LIBOR
                          Advance which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and

                                  (iii)    any Interest Period for a LIBOR
                          Advance which begins on the last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

                 IRC shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time.

                 Land Disposal Site shall mean any site, property, facility or location used directly or indirectly for land disposal, as defined in 42 U.S.C.
Section 6924(k), landfill, dump, surface impoundment, containment area or device for Hazardous Substances, whether such sites or locations possess duly issued government permits.

                 Laws shall mean all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of any state, commonwealth, nation, country, territory, possession, county, parish, municipality or Tribunal.

                 LIBOR means, at all times during the respective Interest Period for each LIBOR Advance, a rate per annum as determined by Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16 of 1%) at which deposits in Dollars in immediately available and freely transferable funds would be offered by Bank to leading banks in the London interbank Eurodollar market at approximately 11:00 a.m. London time two Eurodollar Business Days before the first day of the respective Interest Period for a period equal to such Interest Period and in amounts substantially equal to the amount of the LIBOR Advance. Each determination of LIBOR made by Bank in accordance with this paragraph shall be presumed correct in the absence of manifest error.

                 LIBOR Advance means any Advance which, pursuant to Section 2.1, is accruing interest at a rate per annum based upon LIBOR.

                 Lien shall mean any valid and enforceable mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any mechanic's lien, materialman's lien, conditional sale agreement, title retention agreement, any lease, which under applicable Law is deemed to create a lien, security interest or the equivalent), and any financing statement filed under the Uniform Commercial Code or comparable Law of any jurisdiction by or under the authority of the Person stated to be the Debtor under such financing statement, which financing statement is sufficient to create and perfect a Lien, security interest, or the equivalent.

                 Loan Documents shall mean this Agreement, the Note, the Security Instruments and any and all notes, guaranties and other agreements, documents and instruments ever delivered pursuant to the terms of this Agreement, as hereafter renewed, amended or supplemented from time to time, and any and all future renewals and extensions of, or amendments or supplements to, all or any part of the foregoing.

                 Material Adverse Effect shall mean any set of circumstances or event which (a) could have any adverse effect whatsoever upon the validity or enforceability of any Loan Document; (b) is or could reasonably be expected to become material and adverse to the financial condition or business operations of Borrower; (c) does or could reasonably be expected to impair Borrower's ability to fulfill its obligations under the terms and conditions of the Loan Documents; or (d) causes an Event of Default.

                 Mortgage shall mean the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by Borrower and delivered to Bank pursuant to Section 5.1(c), as the same may from time to time be amended, modified or supplemented.

                 Net Income shall mean, for any period, the net income of Borrower for such period determined in accordance with GAAP.

                 Net Proceeds from Production shall mean the amounts attributable to Borrower's interest in proceeds from the sale of Hydrocarbons from the Oil and Gas Properties covered by the Mortgages after deduction of (a) royalties; (b) pipeline, severance and windfall profit taxes chargeable against such production; (c) overriding royalties; (d) other interests in and measured by production burdening said properties; and (e) that portion of operating and marketing costs which are allocable to Borrower's interests in said Oil and Gas Properties allowed under the applicable joint operating agreement, if any.

                 Note shall mean the promissory note executed by Borrower and payable to the order of Bank pursuant to Section 2.1, and all promissory notes which renew, rearrange or replace such promissory note.

                 Obligation shall mean all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Bank by Borrower, including, without limitation, those arising from, by virtue of, or pursuant to any Loan Document, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several or were, prior to acquisition thereof by Bank, owed to some other Person.

                 Oil and Gas Properties shall mean Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all net rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditament, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

                 Parties shall mean Borrower and Bank.

                 Party shall mean either Borrower or Bank.

                 PBGC shall mean the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

                 Permitted Liens shall mean (a) the Liens in favor of Bank securing the Obligations; (b) Inchoate Liens; (c) pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions or other social security programs; (d) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of 10% of the aggregate amount due thereunder, or to secure statutory obligations, surety or appeal bonds or indemnity, performance, or other similar bonds in the ordinary course of business; (e) Liens in favor of Stratum under the Stratum Documents; (f) purchase money Liens securing Debt of Borrower not to exceed $500,000 in the aggregate; (g) minor defects in title which do not secure the payment of money and otherwise have no Material Adverse Effect on the value or operation of Oil and Gas Properties, and easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways, and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower (or its Subsidiaries, as applicable) that are customarily granted in the oil and gas industry; so long as, with respect to any of the minor defects in title, the same are minor defects which are customary and usual in the oil and gas industry and which are customarily accepted by a reasonably prudent operator dealing with its properties; (h) production sales contracts, gas balancing agreements, and joint operating agreements entered into in the ordinary course of business and which do not involve any advance payments for production to be produced at a later date; provided, that the amount of all gas imbalances known to any authorized officer of Borrower shall have been disclosed or otherwise taken into account in the Reserve Report delivered to Bank hereunder;
(i) Liens for Taxes or other assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action for which adequate reserves have been established; and (j) all rights to consent by, required notices to, filings with, or other actions by, Tribunals in connection with the sale or conveyance of oil and gas leases or interests therein if Borrower (or its Subsidiaries, if applicable) is entitled to such consent, the same are customarily obtained subsequent to the sale or conveyance, and the appropriate Person is proceeding diligently to obtain the consent, notice or filing.

                 Person shall mean any individual, firm, corporation, trust, association, partnership, joint venture, Tribunal or other entity.

                 Potential Default shall mean the occurrence of any event which, with notice or lapse of time or both, could become an Event of Default hereunder, and potential default means the occurrence of any event which, with notice or lapse of time or both, could become an event of default under the agreement, document or instrument in question.

                 Prime Rate means that rate of interest established from time to time by Bank as its prime rate of interest, after taking into account such factors as Bank may from time to time, in its sole discretion, deem appropriate, it being understood, however, that Bank may from time to time make various loans at rates of interest having no relationship to such Prime Rate of interest.

                 Prime Rate Advance means any Advance which, pursuant to
Section 2.1, is accruing interest at a fluctuating rate per annum equal to the Prime Rate.

                 Proceeds Account shall have the meaning set forth in Section
3.2.

                 Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 204.

                 Regulation G shall mean Regulation G of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 207.

                 Regulation T shall mean Regulation T of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 220.

                 Regulation U shall mean Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 221.

                 Regulation X shall mean Regulation X of the Board of Governors of the Federal Reserve System 12 C.F.R., Part 224.

                 Release shall have the meaning set forth in 42 U.S.C. Section 9601(22) and shall mean the presence or disposal, as defined in 42 U.S.C.
Section 6903(c) of Hazardous Substances, including pesticides and fertilizers, on the Property or at any site, property, facility or location.

                 Reserve Percentage means, on any day, that percentage (expressed as a decimal fraction) that is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. Each determination by Bank of the LIBOR Reserve Percentage shall, in the absence of manifest error, be conclusive and binding.

                 Rights shall mean rights, remedies, powers and privileges.

                 Security Instruments shall mean the Mortgages and all financing statements, notices and other documents executed in connection therewith.

                 Solvent shall mean, with respect to any Person on a particular date, that on such date (a) fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person; (b) the present fair and salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its Debts as they become absolute and matured; (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and mature liability.

                 Stratum shall mean collectively, Stratum Group, L.P., a Delaware limited partnership and Stratum Group Energy Partners, L.P., a Delaware limited partnership.

                 Stratum Documents shall mean collectively, any and all documents, as amended on May 21, 1997, executed by Venus Development or Venus Energy and delivered to or in favor of Stratum, including, but not limited to, that certain Term Loan and Security Master Agreement dated October 8, 1996; that certain Crude Oil Purchase and Sale Option Master Agreement; that certain Natural Gas Purchase and Sale Option Master Agreement; the Term Notes dated October 8, 1996 in the aggregate principal amount of $20,000,000 executed by Venus Development and payable to Stratum; and any and all documents, instruments and other contracts executed in connection with any of the foregoing.

                 Subsidiary shall mean, on the date in question, any Person of which an aggregate of 50% or more of the stock of any class or classes (or equivalent interests) of which is owned of record or beneficially, directly or indirectly, by Borrower and/or any of its Subsidiaries, if Borrower (a) is ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of directors (or individuals performing similar functions) of such Person, even though the Right to so vote has been suspended by the happening of such a contingency; or (b) is entitled, as such holder, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the Right so to vote exists by reason of the happening of any contingency.

                 Tangible Net Worth shall mean stockholder's equity minus the sum of (a) any surplus resulting from the write-up of assets; plus (b) good will, including any amounts, however designated, representing the excess of the purchase price paid for the assets or stock acquired over the book value assigned thereto; plus (c) patents, trademarks, service marks, trade names and copyrights; and plus (d) other intangible assets.

                 Tanks shall mean all above ground and underground storage tanks, as defined in 42 U.S.C. Section 6991(l), whether in use or not at all above ground and underground storage tanks used currently for the storage of hazardous substances or any petroleum product, including heating oil, gasoline, or diesel fuel.

                 Taxes shall mean all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

                 Tribunal shall mean any court or governmental department, commission, board, bureau, agency or instrumentality of any state, commonwealth, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted and/or existing.

                 UCC shall mean the Uniform Commercial Code as enacted in the State of Texas or other applicable jurisdiction, as amended.

                 Venus Development shall mean Venus Development, Inc., a Texas corporation, a Subsidiary of Borrower.

                 1.2 Accounting Terms. As used herein, the term GAAP shall mean generally accepted accounting principles, applied on a consistent basis, (a) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question; and (b) where not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or which otherwise arise by custom for the particular industry; and the requisite that such principles be applied on a consistent basis means that the accounting principles in a current period are comparable in all material respects to those applied in a preceding period. All accounting and financial terms used in any of the Loan Documents and the compliance with each covenant contained in the Loan Documents which relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Loan Documents.

                 1.3 UCC Terms. Except as otherwise defined herein, all terms with their initial letter capitalized that are defined in the UCC shall have the meanings as defined in the UCC.

                 1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

                 1.5 Use of Defined Terms. All terms defined in this Agreement shall have their defined meanings when used in any other Loan Document.

                 1.6      Other Definitional Provisions.

                 (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                           ARTICLE 2.  THE COMMITMENT

                 2.1 Commitment. Subject to the terms and conditions of this Agreement, Bank agrees to make one or more Advances to Borrower from time to time prior to the Commitment Termination Date, provided that the aggregate amount of all Advances at any time outstanding shall not exceed the lesser of
(i) the Borrowing Base in effect from time to time; or (ii) the amount of the Commitment. Subject to the foregoing limitations and other terms of this Agreement, Borrower may borrow, repay and reborrow under the Commitment. The Obligation to repay the Advances made to Borrower pursuant to the Commitment shall be evidenced by Borrower's Note in the form of Exhibit 2.1 hereto, payable to the order of Bank.

         Within the limits of this Section 2.1, Borrower may borrow, repay and reborrow hereunder, according to the terms hereof, each Advance being evidenced by the Note under which such Advance is requested; provided, however, that (i) subject to the provisions of the Credit Sweep Service described in Section 2.5 hereof, each Prime Rate Advance shall be in a minimum amount of $50,000 or an integral multiple thereof and each LIBOR Advance shall be in a minimum amount of $250,000; (ii) the aggregate outstanding principal amount of Advances shall not at any time exceed the Borrowing Base then in effect; and (iii) no more than eight (8) LIBOR Advances may be outstanding at any time.

         Each request by Borrower for an Advance under this Section 2.1 may be made by Borrower's delivery (which may be by telephone and immediately confirmed by telecopy facsimile transmission) to Bank of a request for advance (the "Request for Advance") signed by an executive officer of Borrower in the form of Exhibit "5.2" attached hereto. The Request for Advance for Prime Rate Advances shall be submitted to Bank by at least 12:00 noon, Central Time, on the desired advance date, and for LIBOR Advances shall be submitted to Bank by at least 12:00 noon, Central Time, three Business Days prior to the desired advance date. Subject to the terms and conditions of this Agreement, Borrower may select a subsequent Interest Period to begin on the last day of the immediately preceding Interest Period for any LIBOR Advance and may convert such LIBOR Advance to a Prime Rate Advance. Subject to the terms and conditions of this Agreement, Borrower may also convert a Prime Rate Advance to a LIBOR Advance.

                 2.2      Borrowing Base.

                 (a) On or before February 15 and August 15 of each year Borrower shall furnish to Bank (i) a report in form and substance satisfactory to Bank, of a petroleum engineer satisfactory to Bank, which report shall be dated as of January 1, as prepared by an independent third party petroleum engineering firm acceptable to Bank, and July 1, as prepared by Borrower, of such year and shall set forth the proven oil and gas reserves of Borrower, as of such date; (ii) any updated production history of the proven oil and gas reserves of Borrower; (iii) the discounted net present value (at a rate reasonably acceptable to Bank); (iv) the net general overhead and administrative expenses and the lease operating expenses attributable to the Oil and Gas Properties of Borrower for the prior twelve month period; and (v) such other information as to the operations of Borrower as Bank shall reasonably request. Together with each of the reports to be furnished pursuant to this Section 2.2(a) Borrower shall furnish to Bank such additional data and information concerning pricing, quantities or volume of production from or attributable to the Oil and Gas Properties with respect thereto as Bank may reasonably request.

                 (b)      After receipt of all of the information required by
Section 2.2(a), Bank may redetermine the amount of the Borrowing Base in accordance with the customary practices of Bank for oil and gas loans to be effective as of April 1 and October 1 of such year. In connection with the initial Redetermination of the Borrowing Base as set forth herein, Borrower agrees to pay to Bank an Engineering Fee in the amount of $2,500. Thereafter, upon delivery to Bank of the information required by 2.2(a), Borrower shall pay to Bank an Engineering Fee in the amount of $2,500. Until the next determination of the amount of the Borrowing Base by Bank, the amount of the Borrowing Base as of the Closing Date shall be deemed to be $2,500,000 upon Bank obtaining duly perfected Bank Liens on the Oil and Gas Properties of Borrower set forth on Schedule 2.2(b)(i) hereto and thereafter increased to $5,250,000 upon Bank obtaining duly perfected Bank Liens on the Oil and Gas Properties of Borrower set forth on Schedule 2.2(b)(ii) hereto. Borrower shall have forty-five (45) days from the execution and delivery by Borrower of Mortgages in favor of Bank on the Oil and Gas Properties described in the foregoing Schedules to confirm, to the reasonable satisfaction of Bank, either by receipt of legal opinions or other method acceptable to Bank that the Mortgages have been duly recorded and constitute perfected first Bank Liens on the Oil and Gas Properties of Borrower described therein. Thereafter, until each new determination of Borrowing Base is made by Bank, the amount of the Borrowing Base shall be deemed to be the Borrowing Base last deemed or calculated, as the case may be. In addition to the foregoing, Bank or Borrower may initiate a redetermination of the Borrowing Base at any other time as it so elects, provided, however, that Borrower may initiate only two (2) such unscheduled redeterminations during any consecutive twelve (12) month period by specifying in writing to Bank the date on which Borrower will furnish the information required by Section 2.2(a) and the date on which it desires such redetermination to occur. Bank shall have at least forty-five (45) days after the delivery of the information required by Section 2.2(a) to make any unscheduled redetermination of the Borrowing Base requested by Borrower. Bank may, at any time and at its expense, initiate an unscheduled redetermination of the Borrowing Base by specifying in writing to Borrower the date by which Borrower is to furnish the information required by Section 2.2(a) (excluding the information required by Section 2.2(a)(i)) and the projected date on which such redetermination is to occur. Failure of Borrower to timely furnish such information required by Section 2.2(a) shall not preclude Bank's right to redetermine the Borrowing Base based on information previously furnished to Bank. Bank shall promptly notify in writing Borrower of the new Borrowing Base. Any redetermination of the Borrowing Base shall not be effective until written notice is sent to Borrower.

                 (c) In the event the aggregate unpaid principal amount of all Advances, shall, at any time, be in excess of the amount of the Borrowing Base in effect at such time, then Borrower shall, within thirty (30) days of such event, at the option of Borrower, either (i) subject to the Bank Lien, by instruments satisfactory in form and substance to Bank, provide additional collateral with value in amounts satisfactory to Bank in accordance with the customary practices of Bank for oil and gas loans, in order to increase the Borrowing Base by an amount at least equal to such excess; or (ii) prepay the outstanding principal of the Note in an aggregate amount at least equal to such excess; or (iii) subject to the approval of Bank, pay to Bank up to one hundred percent (100%) of the Net Proceeds from Production until the aggregate unpaid principal amount of all Advances, is equal to or less than the Borrowing Base then in effect.

                 2.3 Repayment. Accrued interest on the Advances shall be due and payable monthly commencing on June 30th and continuing on the last day of each day of each month thereafter until all Advances are paid in full. All principal and unpaid interest thereon shall be due and payable on the Commitment Termination Date. All payments received on the Advances shall be applied first to accrued interest and then to principal.

                 2.4      Interest.

                 (a) Each Prime Rate Advance shall bear interest on the unpaid principal amount thereof until payment in full at the Prime Rate, but in no event to exceed the Highest Lawful Rate. Any change in the interest rate accruing on an Advance resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall occur. Each LIBOR Advance shall bear interest on the unpaid principal amount thereof until payment in full at the Effective LIBOR Rate, but in no event to exceed the Highest Lawful Rate.

                 (b) Notwithstanding the foregoing, if at any time the Applicable Rate exceeds the Highest Lawful Rate, any subsequent reductions in the Applicable Rate shall not reduce the rate of interest hereunder below the Highest Lawful Rate until the total amount of interest accrued approximately equals (but does not exceed) the amount of interest which would have accrued if the Applicable Rate had at all times been in effect. In the event that at maturity (whether stated or by acceleration) or at final payment of the Note, the total amount of interest paid or accrued on the Note is less than the amount of interest which would have accrued if the Applicable Rate had at all times been in effect with respect thereto, then at such time Borrower shall pay to Bank an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the Applicable Rate had at all times been in effect and the amount of interest which would have accrued if the Highest Lawful Rate had at all times been in effect; and (ii) the amount of interest actually accrued on the Note.

                 (c) Notwithstanding the foregoing, all past-due principal of and interest on the Note shall bear interest at a rate per annum from day to day equal to the lesser of (i) the Highest Lawful Rate in effect from day to day; or (ii) the Prime Rate plus 5% (the "Default Rate"), from maturity (whether stated or by acceleration) until paid.

                 (d) Interest shall be calculated (i) (A) for Prime Rate Advances, on the basis of a 360-day year; and (B) for LIBOR Advances, on the basis of a year of 360 days; and (ii) for the actual number of days elapsed, including the first day, but excluding the last day. Interest shall be due and payable on each Interest Payment Date and on the Commitment Termination Date on the Note.

                 2.5      Voluntary Prepayments.   Borrower shall be entitled
to prepay the Prime Rate Advances from time to time and at any time, in whole or in part, without penalty; provided that unless Borrower and Bank otherwise agree in writing (a) all accrued interest and any and all fees and other sums then due and payable to Bank under the Loan Documents shall be paid; (b) a prepayment shall be applied to installments of principal of the Advances in inverse order of maturity; (c) any partial prepayment must be at least $100,000 and must be an integral multiple of $25,000; and (d) and Borrower may prepay any Prime Rate Advance in connection with the Credit Sweep Service provided by Bank to Borrower as described on Exhibit 2.5 hereof. Borrower must have given Bank one (1) Business Day prior written notice of the intention to prepay any part of the Prime Rate Advances; and a LIBOR Advance may only be paid on the last day of the Interest Period therefor.

                 2.6 Manner and Application of Payments and Prepayments. Each payment or prepayment of interest or principal on the Advances must be paid at Bank's principal office in Houston, Texas, in funds which are or will be available for immediate use by Bank by 12:00 noon Central Time on the day such payment or prepayment is due or made. In any case, where a payment of principal of or interest on the Advances is due on a day which is not a Business Day, Borrower shall be entitled to delay such payment until the next succeeding Business Day, but interest shall continue to accrue at the rate then effective under the Note until the payment is in fact made.

                 2.7      Mandatory Prepayments.  Subject to the provisions of
Section 2.2(c), if, at any time, the sum of the outstanding principal balance under the Note exceeds the Borrowing Base, or if at any time the Borrower has knowledge that the sum of the outstanding principal balance under the Note exceeds the Borrowing Base, then Borrower shall forthwith prepay the amount of such excess for application towards reduction of the outstanding principal balance of the Note. Such prepayment shall be with no premium or penalty, and shall be made together with the payment of accrued interest on the amount prepaid.

                 2.8 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any Law or regulation; or (ii) compliance by Bank with any guideline or request from any central bank or other Tribunal (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased by or based upon the existence of Bank's obligations and commitments hereunder and other obligations and commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines that such increase in capital to be allocable to the existence of Bank's obligations and commitments hereunder. A certificate as to such amounts submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

                 2.9 Facility Fee. At Closing, Borrower shall pay to Bank a Facility Fee equal to three-eighths percent (3/8%) of the increased Borrowing Base. Thereafter, Borrower shall pay to Bank a Facility Fee equal to three-eighths percent (3/8%) of any increase in the Borrowing Base as redetermined from time to time. Notwithstanding the foregoing, if the Borrowing Base is reduced and thereafter subsequently increased, no Facility Fee will be due until the Borrowing Base exceeds the largest amount previously granted to Borrower and in such event the Facility Fee will only be applicable to the increase over such highest amount. For example, if the Borrowing Base is reduced to $4,000,000 and subsequently increased to $5,000,000, no Facility Fee is due. If the Borrowing Base is increased to $6,000,000, a Facility Fee is due based on the difference between the highest Borrowing Base, i.e., $5,250,000 and $6,000,000.

                 2.10 Commitment Fee. From the date hereof until the Commitment Termination Date, Borrower shall pay to Bank a commitment fee, as it accrues on the tenth (10th) day of each July, October, January, and April equal to three-eighths percent (3/8%) per annum (calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days) on the daily average difference, during the preceding calendar quarter or portion thereof preceding such payment date, between Borrowing Base in effect for such calendar quarter and the principal amount outstanding under the Note.

                 2.11 Use of Proceeds. Borrower may use the proceeds of the Advances to refinance Debt in favor of Stratum under the Stratum Documents; finance future acquisitions, working capital and other general corporate purposes.

                 2.12     Special Provisions Regarding LIBOR Advances.

                 (a) Illegality. Notwithstanding any other provisions of this Agreement or the Note, if at any time Bank shall determine in good faith that any change in Applicable Law or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any LIBOR Advance, Bank shall promptly give notice thereof to Borrower and the obligation to make, continue or effect by conversion any LIBOR Advance under this Agreement shall be suspended until Bank shall notify Borrower that the circumstances causing such suspension no longer exist. Borrower may request that the principal amount of any affected LIBOR Advance begin to accrue interest as a Prime Rate Advance, subject to all of the terms and conditions of this Agreement.

                 (b) Unavailability of Deposits or Inability to Ascertain LIBOR. Notwithstanding any other provision of this Agreement or the Note to the contrary, if prior to the commencement of any Interest Period Bank shall determine (i) that deposits in the amount of any LIBOR Advance are not available to Bank or (ii) by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR, then Bank shall promptly give notice thereof to Borrower and the obligation of Bank to make, continue or effect by conversion any such LIBOR Advance in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by Borrower shall again be readily available to Bank and adequate and reasonable means exist for ascertaining the LIBOR. Upon the giving of such notice, Borrower may elect to either (i) pay or prepay, as the case may be, such affected LIBOR Advance or (ii) convert such affected LIBOR Advance to another type of Advance available hereunder, subject to all of the terms and conditions of this Agreement.

                 (c) Funding Indemnity. In the event Bank shall incur any actual loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain any LIBOR Advance or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the then applicable Interest Period; (ii) any failure by Borrower to borrow, continue, or effect by conversion any LIBOR Advance on the date specified in a notice given pursuant to Section 2.1; or
(iii) the occurrence of any Event of Default; then, upon the demand of Bank, Borrower shall pay to Bank, for the benefit of Bank, such amount as will reimburse Bank for such loss, cost or expense. If Bank makes a claim for reimbursement on behalf of Bank, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be presumed correct as to the amount thereof in the absence of manifest error.

                 (d) Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Bank shall be entitled to fund and maintain its funding of all or any part of the LIBOR Advances in any manner Bank sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if Bank had actually funded and maintained each LIBOR Advance during each Interest Period for such Advance through the purchase of deposits having maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.

                 (e) LIBOR Reserve Costs. Borrower agrees to pay Bank additional interest on the outstanding principal amount of each LIBOR Advance from the date such LIBOR Advance is made until such LIBOR Advance is paid in full or converted to another type of Advance at an interest rate per annum equal, at all times during such Interest Period, to (i) the rate obtained by dividing (A) Bank's LIBOR for such Interest Period by (B) a percentage (expressed as a decimal) equal to 100% minus the Reserve Percentage of Bank for such Interest Period minus (ii) Bank's LIBOR for such Interest Period, but in no event to exceed the Highest Lawful Rate. Bank shall notify Borrower of the interest due pursuant to this Section 2.13, which notice shall be presumed correct in the absence of manifest error.

                 (f) Taxes and Increased Costs. With respect to any LIBOR Advance, if Bank shall determine in good faith that any change in Applicable Law (including, without limitation, Regulation D) or any new Applicable Law, or any interpretation of any of the foregoing by any Tribunal charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank (whether or not having the force of Law) shall:

                          (i) impose, modify or deem applicable any assessment rate, reserve, special deposit or similar requirements against letters of credit issued by, or assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by Bank;

                          (ii) subject Bank, any LIBOR Advance or their respective Note to any tax, duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Advance or the Note, except such taxes as may be measured by the overall net income of Bank and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which Bank's principal executive office is located;

                          (iii) change the basis of taxation of payments of principal and interest due from Borrower to Bank hereunder or under their respective Note (other than by a change in basis of taxation of the net income of Bank); or

                          (iv) impose on Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any fixed rate Advance or their respective Note;

and Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Bank for making or maintaining any LIBOR Advance or to reduce the amount of principal or interest received by Bank, then Borrower shall pay to Bank, from time to time as specified by Bank, such additional amounts as Bank shall determine are sufficient to compensate and indemnify Bank for such increased cost or reduced amount. Bank shall promptly give Borrower notice of any condition described in this section that gives Bank a right to compensation under this section. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth, in reasonable detail, such increased cost or reduced amount as a result of any event mentioned herein and such certificate shall be presumed correct.

                             ARTICLE 3.  COLLATERAL

                 3.1 Bank Lien in Collateral. The full and complete payment and performance of the Obligation shall be secured under the Security Instruments by first and prior Bank Liens in, to and on all of Borrower's respective Rights, titles and interests in and to (but none of Borrower's obligations with respect to) the following items and types of property (the "Collateral"), all as more particularly set forth and described in the Security
Instruments:

                 (a) All present and future Rights, titles and interests that Borrower may now have or hereafter acquire in and to the Oil and Gas Properties, including, but not limited to, oil and gas and/or oil, gas and mineral leases and interests, royalty and overriding royalty interests, production payment and net profits interests, mineral fee interests, and Rights therein, including, without limitation, all reversionary or carried interests relating to the foregoing, together with all present and future Rights, titles and interests in and to all present and future unitization, communitization and pooling agreements (and all properties covered and units created thereby), whether arising by contract or operation of Law, which now or hereafter include all or any part of the foregoing and together with all lands now or hereafter subject to any of the foregoing, and all tenements, hereditaments, appurtenances, and properties in anywise appertaining, belonging, affixed or incidental to any of the foregoing.

                 (b) All present and future Hydrocarbon Interests now or hereafter accruing to or produced from mineral interests described in (a) preceding and to which Borrower now or hereafter may be entitled as a result of ownership thereof.

                 (c) Whether now owned or hereafter acquired, all present and future Rights, titles and interests of Borrower, (including without limitation, the Rights to receive payments due thereunder) in and to any and all gas sales contracts, oil, gas or other condensates or other products sales contracts now or hereafter existing in connection with the Collateral described hereinabove.

                 3.2 Security Instruments. The Bank Liens in the Collateral shall be further evidenced and governed by the Security Instruments.

                 3.3 Proceeds Account. The Security Instruments contain an assignment by Borrower to Bank of all production of Borrower's Hydrocarbons and all proceeds attributable thereto properly allocable to the Oil and Gas Properties of Borrower. Borrower and Bank hereby agree to open an account with Bank into which all such proceeds from the production of Hydrocarbons shall be deposited (the "Proceeds Account"). Borrower hereby grants to Bank, subject to the prior assignment in favor of Bank of Borrower's production and its proceeds, a security interest in that portion of the Proceeds Account attributable to the Hydrocarbon Interests. Notwithstanding the foregoing, Borrower may, until Bank shall give notice to the contrary, have access to all such proceeds in the Proceeds Account. Upon the occurrence of an Event of Default, Bank may apply any and all balances attributable to Borrower in the Proceeds Account to the Obligations.

               ARTICLE 4.  CERTAIN REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants to Bank that:

                 4.1 Corporate Existence and Business. Borrower is (a) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (b) is duly qualified to transact business as a foreign corporation in each other jurisdiction where the nature or extent of its business and properties require the same; and (c) possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted.

                 4.2 Subsidiaries. Borrower has no subsidiaries other than the Subsidiaries set forth on Schedule 4.2. Each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (b) is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature or extent of its business and properties require the same; and (c) possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted. Except as set forth on Schedule 4.2, no Subsidiary has used or transacted business under any other corporate name or trade name in the five year period preceding the date hereof.

                 4.3 Power and Authorization; Enforceability. Borrower and each Subsidiary have full power, authority and legal right to execute, deliver and perform the Loan Documents, and to borrow under this Agreement on the terms and conditions hereof, and to grant the Bank Liens and to take such action as may be necessary to complete the transactions contemplated by the Loan Documents, and Borrower and each Subsidiary have taken all necessary corporate and legal action to authorize the borrowing on the terms and conditions of this Agreement and the grant of the Bank Liens and to authorize the execution, delivery and performance of the Loan Documents on the terms and conditions hereof and thereof. Each of the Loan Documents has been duly authorized, executed and delivered by Borrower and each Subsidiary and constitutes a legal, valid and binding obligation of the party executing same, enforceable against such party in accordance with its terms.

                 4.4 Consents. No consent of any other Person and no consent, license, permit, approval or authorization of, exemption by, or registration or declaration with, any Tribunal is required in connection with the execution, delivery, performance, validity or enforceability of any of the Loan Documents.

                 4.5 Financial Statements. The Current Financials were prepared in accordance with GAAP and fairly present the consolidated financial condition and the results of operations of Borrower and its Subsidiaries as of, and for the fiscal year ended on, the date thereof. There were no material liabilities, direct or indirect, fixed or contingent, of Borrower or any Subsidiary as of the date or dates of the Current Financials which are not reflected therein or in the notes thereto. There has been no material adverse change in the financial condition of Borrower or any Subsidiary from that shown in the Current Financials between such date or dates and the date hereof, nor has Borrower or any Subsidiary incurred any material liability, direct or indirect, fixed or contingent, other than in the ordinary course of business.

                 4.6 Tax Returns. Borrower and its Subsidiaries have filed all United States tax returns and all state and foreign tax returns required to be filed by them and have paid, or made provisions for the payment of, all Taxes which have become due pursuant to said returns or pursuant to any assessments received by Borrower or any Subsidiary except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, and such returns properly reflect the United States income tax, foreign tax and/or state taxes of Borrower or any Subsidiary for the periods covered thereby.

                 4.7 Title to Properties; Liens. Borrower has good and defensible title to its respective material (individually or in the aggregate) Oil and Gas Properties, free and clear of all Liens except Permitted Liens. On the date of this Agreement, after giving full effect to the Permitted Liens, Borrower owns the net interests in production attributable to the wells and units evaluated in the Initial Reserve Report or the most recent Reserve Report furnished to Bank pursuant to Section 6.27 and the ownership of such Oil and Gas Properties shall not in any material respect obligate Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in any amount in excess of the working interest of each Oil and Gas Property set forth in the Initial Reserve Report or the most recent
Reserve Report furnished to Bank pursuant to Section 6.28.   All information
contained in the Initial Reserve Report or the most recent Reserve Report provided to Bank (whichever is most recent) is true and correct in all material respects.

                 4.8 First Lien. Upon filing of the Mortgages with the Clerk of the County or Parish where the property thereby covered is located and financing statements with the Secretary of States of Texas and other appropriate Tribunal where the Mortgages are filed, the Security Instruments will constitute legal, valid and continuing perfected first liens on the Collateral as security for the Obligation, free and clear of all other Liens, except for Permitted Liens.

                 4.9 Compliance with Laws and Documents. Neither Borrower nor any Subsidiary is now, nor will the execution, delivery, or the performance of and compliance with the terms of the Loan Documents cause Borrower or any Subsidiary to be, in violation of (a) any Laws now in effect; (b) the terms of any agreement, contract, document, or instrument to which Borrower or any Subsidiary is a party or by which it or any of its assets is bound; or (c) Borrower's or any Subsidiary's Articles or Certificate of Incorporation or Bylaws. Borrower has not violated any requirement of any Tribunal or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership and operation of the Oil and Gas Properties or the conduct of its business. The Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and worker like manner and in conformity with all applicable Laws and all rules, regulations and orders of all duly constituted Tribunals having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable

(including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date; and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable Laws and regulations, rules and orders of any Tribunal having appropriate jurisdiction, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

                 4.10 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Borrower threatened, against Borrower or any Subsidiary before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, would materially adversely affect the financial position or the results of operations of Borrower or any Subsidiary or its business or the ability of Borrower or any Subsidiary to perform their respective obligations under the Loan Documents.

                 4.11 Use of Proceeds; Margin Securities. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "Margin Stock" (within the meaning of Regulations G, T, U, or X) and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such Margin Stock or extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither Borrower nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement or the Note to violate Regulations G, T, U, or X or to violate the Securities Exchange Act of 1934, as amended.

                 4.12 Employee Benefit Plans. Neither Borrower nor any Subsidiary has (a) incurred an accumulated funding deficiency in an amount sufficient to have a Material Adverse Effect under any employee benefit plan (as defined in the IRC and ERISA); (b) incurred material liability to PBGC in connection with any benefit plan; (c) withdrawn in whole or in part from participation in a multiemployer pension plan (as defined in ERISA); or (d) committed, permitted or suffered any "prohibited transaction" or "reportable event" (as defined in ERISA).

                 4.13 Purpose of Advances. The proceeds of the Advances are not and will not be used directly or indirectly (a) for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any "margin stock" as that term is defined in Regulation U; or (b) for any purpose which violates Regulation X.

                 4.14 No Default. No Event of Default or Potential Default has occurred.

                 4.15 Government Regulation. Neither Borrower, any Affiliate of Borrower nor any subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended) or any other Law which regulates the incurring by any Person of Debt, including, without limitation, Laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility service.

                 4.16 Burdensome Provisions. Except for the obligations of Borrower under the Stratum Documents, neither Borrower nor any Subsidiary is a party to any agreement or instrument containing any burdensome or uncustomary provisions, or subject to any charter or other corporate restrictions or to any judgment, order, writ, injunction, decree, award, rule or regulation, which will or could cause a Material Adverse Effect.

                 4.17 Relationship with Bank. No Person having "control" of Borrower or any Subsidiary is an "executive officer," "director" or "person who directly or indirectly or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities" (as such terms are defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and the regulations thereunder, as amended) of Bank or any bank with which Bank maintains correspondent accounts.

                 4.18 Principal Office. The principal place of business, the chief executive office and the place at which the books and records of Borrower and each Subsidiary are kept is 1250 Northeast Loop 410, Suite 1000, San Antonio, Texas 78209.

                 4.19 Full Disclosure. Neither the Loan Documents nor any other agreement, document, certificate or statement furnished to Bank by or on behalf of Borrower or any Subsidiary in connection with the transactions contemplated in any of the Loan Documents contains any untrue statement of material fact or omits to state a material fact necessary in order to make statements contained herein or therein not misleading. There are no significant material facts or conditions relating to the making of Advances, any of the Collateral and/or the financial condition and business of Borrower or any Subsidiary which could, collectively or individually, cause a Material Adverse Effect, and which have not been fully disclosed, in writing, to Bank. All writings heretofore or hereafter exhibited or delivered to Bank by or on behalf of Borrower are and will be genuine and in all respects what they purport to be.

                 4.20 Solvency. After giving effect to the initial Advance and the other transactions contemplated by the Loan Documents, Borrower will be Solvent as of and on the Closing Date and on the date of each subsequent Advance.

                 4.21 Environmental Laws. To the best knowledge and belief of Borrower, except as described on Schedule 4.21:

                 (a) no Oil and Gas Property of Borrower is currently on or has ever been on, or is adjacent to any property which is on or has ever been on, any federal or state list of Superfund Sites;

                 (b) no Hazardous Substances have been generated, transported and/or disposed of by Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

                 (c) except in accordance with applicable Law or the terms of a valid permit, license, certificate, or approval of the relevant Tribunal, no Release of Hazardous Substances by Borrower or from, affecting, or related to any Oil and Gas Property of Borrower or adjacent to any Oil and Gas Property of Borrower has occurred in concentrations or locations that require any remedial action under Environmental Laws;

                 (d) no Notice under any Environmental Laws has been received by Borrower which could reasonably be expected to have a Material Adverse Effect;

                 (e) neither Borrower nor any Oil and Gas Property of Borrower is subject to any remedial obligations with respect to any Environmental Law; and

                 (f) Borrower has taken prudent steps to ensure that its Oil and Gas Properties are and will continue to be in compliance with all Environmental Laws.

                 4.22 Gas Imbalances. Except as set forth on Schedule 4.22, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to Borrower's Oil and Gas Properties which would require Borrower or any Subsidiary to deliver Hydrocarbons produced from Borrower's Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

                 4.23 Hedging Agreements. Schedule 4.23 sets forth a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin declared or supplied) and the counter party to each such agreement).

                 4.24 Stratum Documents. The Stratum Documents are in full force and effect; are the legal, valid and binding obligations of Venus Development and are non recourse to Borrower or any other Person.


                  ARTICLE 5.  CONDITIONS PRECEDENT TO ADVANCES

                 5.1 Conditions Precedent to Advances. Bank will not be obligated to make any Advance until Bank receives the following:

                 (a) Loan Agreement. This Loan Agreement executed and delivered by Borrower and Bank.

                 (b) Note. The Note executed by Borrower, payable to the order of Bank.

                 (c) Mortgages. The Mortgages, executed by Borrower in a form reasonably satisfactory to Bank and its counsel with respect to the properties therein described, which are part of the Collateral, and such other agreements, documents and instruments as may be necessary and appropriate, in form and substance reasonably satisfactory to Bank, executed and delivered by Borrower, as mortgagor or assignor, in favor of Bank, in order to create and perfect the Bank Liens in and to all Collateral described therein.

                 (d) Insurance. Evidence of insurance coverage in such amounts, against such risks, and with such insurers as required by Section 6.6, together with the policies (containing a standard mortgagee clause, if appropriate) or certificates evidencing such insurance.

                 (e) Corporate Documents. A copy of the Articles or Certificate of Incorporation (or similar document) and all amendments thereto, of Borrower and each Subsidiary accompanied by certificates that such copy is correct and complete, one issued by the appropriate Tribunal of the jurisdiction of incorporation of Borrower and each Subsidiary within thirty
(30) days of the Closing Date, and one dated the Closing Date, executed by the President and the Secretary of Borrower and each Subsidiary, respectively.

                 (f) Bylaws. A copy of the Bylaws, and all amendments thereto, of Borrower and each Subsidiary, accompanied by a certificate that such copy is correct and complete, executed by the President and the Secretary of Borrower and each Subsidiary, respectively.

                 (g) Good Standing. Certificates of the appropriate Tribunals of such jurisdictions as Bank may request, each dated within thirty
(30) days of the Closing Date, to the effect that Borrower and each Subsidiary is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions.

                 (h) Incumbency. A certificate of incumbency of all officers of Borrower and each Subsidiary who will be authorized to execute or attest to any of the Loan Documents on behalf of Borrower and each Subsidiary, executed by the President and the Secretary of Borrower and each Subsidiary, respectively.

                 (i) Corporate Authorization. A copy of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the Board of Directors of Borrower and each Subsidiary, accompanied by a certificate of the Secretary of Borrower and each Subsidiary that such copy is a true and correct copy of resolutions duly adopted by the Board of Directors of Borrower and each Subsidiary, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect and are in full force and effect as of the Closing Date.

                 (j) Title Matters. Satisfactory current title information covering such matters as Bank may request, demonstrating that Borrower has good and defensible title to each of the Oil and Gas Properties free and clear of all Liens, except Permitted Liens.

                 (k) Opinion of Counsel. The opinion of the law firm of Haynes & Boone, L.L.P., counsel to Borrower and the Subsidiaries, substantially in the form of Exhibit 5.1(k) attached hereto and otherwise satisfactory in form and substance to Bank and its counsel.

                 (l) Representations and Warranties. The representations and warranties contained in Article 4 hereof shall be true and correct in all material respects on and as of the date of the making of the initial Advance with the same effect as if made on and as of such date, and no Event of Default or Potential Default shall be in existence on the date of the making of the initial Advance or would occur as a result of the initial Advance and there shall have been delivered to Bank a certificate executed by the President of Borrower to the foregoing effect.

                 (m) Material Adverse Change. There shall not have been, in the sole, but reasonable judgment of Bank, any material adverse change in the financial condition, business or operations of Borrower or any Subsidiary.

                 (n) Engineering Fee. Bank shall have received the Initial Engineering Fee as required pursuant to Section 2.2(b).

                 (o) Facility Fee. Bank shall have received the Facility Fee as required pursuant to Section 2.9

                 (p) Other. Such other documents and instruments as Bank and its counsel may reasonably request.

                 5.2 Each Advance. In addition to the conditions precedent stated elsewhere herein, Bank will not be obligated to make any Advance hereunder unless:

                 (a) Within one (1) Business Day prior to the date requested for such Advance, Borrower and each Subsidiary shall have delivered to Bank a written application therefor in the form of Exhibit 5.2(a), and each statement or certification made in such application for Advance must be true and correct in all respects on the date the requested Advance is to be made.

                 (b) If requested by Bank, Borrower or any Subsidiary shall have delivered to Bank evidence reasonably satisfactory to Bank substantiating any of the matters contained in this Agreement which are necessary to enable Borrower to qualify for such Advance.

                 (c)      The representations and warranties contained in
Article 4 hereof shall be true and correct on and as of the date of the making of the Advance with the same effect as if made on and as of such date, and no Event of Default or Potential Default shall be in existence on the date of the making of the Advance or would occur as a result of the Advance, and there shall have been delivered to Bank a certificate executed by the President of Borrower or any Subsidiary to the foregoing effect.

                 (d) There shall not have been, in the sole, but reasonable judgment of Bank, any material adverse change in the financial condition, business or operations of Borrower or any Subsidiary.

                 5.3 Waiver. Bank may, at its option, make any Advance (including the initial Advance) without Bank having received all items to be delivered as a condition precedent thereto, but such action by Bank shall not be deemed to be a waiver of the requirement that each such item be delivered as a condition precedent to any subsequent Advance unless Bank specifically waives each such item in writing.

                         ARTICLE 6.  CERTAIN COVENANTS

                 So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of the Obligation, unless Borrower or any Subsidiary receives a prior written indication from Bank, Borrower and each Subsidiary covenants and agrees with Bank as follows:

                 6.1 Financial Statements. Borrower shall furnish, or cause to be furnished, the following to Bank:

                 (a) Within one hundred (100) days after the last day of each fiscal year of Borrower or any Subsidiary, consolidated and consolidating audited Financial Statements showing the financial condition and result of operations of Borrower or any Subsidiary (including Venus Development) as of, and for the year ended on, such last day, accompanied by the opinion, without qualification, of a firm of independent certified public accountants acceptable to Bank, based on an audit using GAAP, that the Financial Statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower or any Subsidiary.

                 (b) Within sixty (60) days after the last day of each fiscal quarter of Borrower or any Subsidiary, Financial Statements showing the financial condition and result of operations of Borrower or any Subsidiary (including Venus Development) as of, and for the period from the beginning of the current fiscal year to such last day, prepared in accordance with GAAP and certified by the chief financial officer of Borrower or each Subsidiary that such Financial Statements present fairly the financial conditions and results of operations of Borrower and each Subsidiary.

                 (c) Concurrently with the delivery of the Financial Statements referred to in paragraph (a) above, a certificate of the independent public accountants who certified such statements to the effect that, in making the examination necessary for the audit of such Financial Statements, they obtained no knowledge of any Event of Default or Potential Default or, if they shall have obtained knowledge of any Event of Default or Potential Default, specifying the same.

                 (d) Concurrently with delivery of the Financial Statements referred to in paragraphs (a) and (b) above, a certificate or certificates of the chief financial officer of Borrower and each Subsidiary stating that Borrower and each Subsidiary have observed and performed each and every covenant and agreement of Borrower and each Subsidiary contained in the Loan Documents and that no Event of Default or Potential Default has occurred during the period covered by such Financial Statements or is in existence on the date of such certificate or, if an Event of Default or Potential Default has occurred or is in existence, specifying the same.

                 (e) Concurrently with the delivery of the Financial Statements referred to in paragraphs (a) and (b) above, a computation of the financial covenants as required in Sections 6.16 and 6.17 as of the date of such Financial Statements.

                 (f) Promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

                 (g) Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on form S-8 or its equivalent) and reports on forms 10-K, 10-Q and 8-K or their equivalent) which Borrower or any of its Affiliates shall have filed with the Securities and Exchange Commission.

                 6.2 Maintenance of Corporate Existence. Borrower and each Subsidiary shall at all times maintain its corporate existence and authority to transact business and good standing in its jurisdiction of incorporation and in all other jurisdictions where required to do so by applicable law and maintain all licenses, permits and franchises necessary or appropriate for its business.

                 6.3 Maintenance of Bank Liens. Borrower and each Subsidiary shall:

                 (a) Not relocate its principal place of business, chief executive office or place where any of Borrower's or each Subsidiary's books and records related to accounts are kept, or otherwise relocate any of the other Collateral to another county, parish or state unless (i) Borrower or any Subsidiary gives Bank thirty (30) days' prior written notice of such proposed relocation (such notice to include, without limitation, the name of the county or parish and state into which such relocation is to be made); and (ii) except where the relocation is to a jurisdiction in which existing financing statements or other required filings have previously been made to perfect the Bank Liens in the Collateral, and Borrower or any Subsidiary execute and deliver all such additional documents and perform all additional acts that Bank, in its sole discretion, may request in order to continue or maintain the existence and priority of the Bank Liens in such Collateral; and

                 (b) Perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, deeds of trust, mortgages and other agreements, documents, instruments and certificates as Bank may reasonably deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Bank and preserve and protect the Rights of Bank.

                 6.4 Compliance with Laws and Rules. Borrower and each Subsidiary shall comply with all applicable Laws relative to the conduct of its business or the ownership of its properties or assets.

                 6.5 Maintenance of Properties. Borrower and each Subsidiary shall at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition all of its respective property used or useful in the conduct of its business, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                 6.6 Insurance. Borrower and each Subsidiary now maintains, and Borrower and each Subsidiary shall continue to maintain, at its expense, with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. In the case of any fire, accident or other casualty causing loss or damage to any properties of Borrower or any Subsidiary, at Borrower's or any Subsidiary's discretion, the proceeds of such policies shall be used (i) to repair or replace the damaged property; or (ii) to prepay the Obligation.

                 6.7 Taxes. Borrower and each Subsidiary shall promptly pay when due any and all Taxes due by Borrower or any Subsidiary, except Taxes being contested in good faith by appropriate legal proceedings with respect to which reserves have been established in an amount acceptable to Bank and the criteria for Permitted Liens have been satisfied. Borrower and each Subsidiary shall not, directly or indirectly, use any portion of the proceeds of any Advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with the United States of America all amounts of Tax required to be deducted and withheld with respect to such wages by Borrower or any Subsidiary under Subtitle C of the IRC.

                 6.8 Payment and Prepayment of Obligations. Borrower and each Subsidiary shall promptly pay or renew and extend all of its Debt and other contractual obligations for the payment of money as the same become due, except any such Debt or contractual obligations being contested in good faith by appropriate legal proceedings, for which a reserve for the payment thereof has been established in accordance with GAAP, and with respect to which failure to promptly pay or renew and extend does not result in the violation of any provision of any material agreement, contract, document or instrument of Borrower or any Subsidiary that could cause a Material Adverse Effect. Furthermore, if an Event of Default shall have occurred, Borrower or any Subsidiary shall not, directly or indirectly, make any voluntary or involuntary prepayment on the principal of any Debt (other than the Obligation), whether subordinate to the Obligation or not.

                 6.9 Debt. Borrower shall not, directly or indirectly, create, incur or suffer to exist any direct, indirect, fixed or contingent liability for any Debt, other than (a) the Obligation; (b) current accounts payable incurred in the ordinary course of business, (c) such other Debt as set forth on Schedule 6.9; (d) purchase money Debt of Borrower not to exceed $500,000, and Debt in favor of Stratum under the Stratum Documents.

                 6.10 Lease Obligations. Borrower or any Subsidiary shall not, directly or indirectly, enter into, assume, or otherwise obligate itself for the performance of the obligations of the lessee or tenant under any lease or sublease (including, without limitation, leases or subleases which should, in accordance with GAAP, be capitalized for financial reporting purposes) of property, other than leases or subleases which would not require Borrower or any Subsidiary to make lease or sublease payments in excess of $250,000 in the aggregate during any twelve (12) month period (provided, however, that the foregoing limitations shall not apply to oil and gas leases entered into in the ordinary course of business.)

                 6.11 Liens. Borrower or any Subsidiary shall not, directly or indirectly, create, incur, suffer or permit to be created or incurred or to exist, any Lien upon any of its assets, except Permitted Liens.

                 6.12     Mergers and Dispositions.  Except as set forth in
Schedule 6.12, Borrower or any Subsidiary shall not, directly or indirectly,
(a) merge or consolidate with any Person unless Borrower is the surviving or successor entity; or (b) sell, lease or otherwise dispose of all or any part of its assets, except for sales of inventory in the ordinary course of business. Notwithstanding the foregoing, without the prior consent of Bank, Borrower or any Subsidiary will not sell, assign, farmout, convey or otherwise transfer any Oil and Gas Property or any interest in any Oil and Gas Property except for (i) the sale of Hydrocarbons in the ordinary course of business; (ii) sales, farmouts or other transfers of unproved acreage and assignments in connection with such sale, farmout or transfer; (iii) the sale or transfer of equipment that is no longer necessary for the business of Borrower or any Subsidiary or is replaced by equipment of at least comparable value and use; and (iv) during any calendar year, sales in ordinary course of business of Oil and Gas Properties which shall not exceed $500,000 in the aggregate.

                 6.13 Loans, Advances and Investments. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, make any loan, advance, extension of credit or capital contribution to, make investment in or purchase or commit to purchase stock or other securities or evidences of Debt of, or interests in, any Person, other than (a) investments in obligations of the United States of America and agencies thereof and obligations guaranteed by the United States of America maturing within one (1) year from the date of acquisition; (b) certificates of deposit issued by Bank or any other commercial bank which is organized under the Laws of the United States of

America or any state thereof and which has a combined capital, surplus and undivided profits of not less than $250,000,000.00; (c) current trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; and (d) advances to employees in the ordinary course of business not in excess of $25,000.00 in the aggregate at any one time outstanding.

                 6.14 Dividends. Borrower or any Subsidiary shall not declare or pay any dividend on any shares of its capital stock or make any other distribution to its stockholders, or purchase, redeem or otherwise acquire for value any of its capital stock.

                 6.15 Budget. On or before February 15 of each year and if not delivered by such date within 5 days after request by Bank, Borrower shall deliver to Bank a financial budget and projections for the fiscal year beginning January 1 of the Borrower and its Subsidiary which will include, but not be limited to, projections for Capital Expenditures and Cash Flow for such fiscal year.

                 6.16 Current Ratio. Borrower shall not permit its Current Ratio to ever be less than 1.0:1.0.

                 6.17 Tangible Net Worth. Borrower shall not permit its Tangible Net Worth to ever be less than $8,000,000.

                 6.18     [Intentionally left blank.]


                 6.19 Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of any service) with any of its Affiliates, other than in the ordinary course of business of Borrower or any Subsidiary and upon the same or similar terms as Borrower or any Subsidiary could obtain in an arm's length transaction with a Person who is not an Affiliate of Borrower or any Subsidiary.

                 6.20 Employee Benefit Plans. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, engage in any prohibited transaction (as defined in ERISA), permit the funding requirements under ERISA with respect to any employee benefit plan established or maintained by Borrower or any Subsidiary to ever be less than the minimum required by ERISA or the regulations thereunder, permit any employee benefit plan established or maintained by Borrower or any Subsidiary to ever be subject to involuntary termination proceedings or fully or partially withdraw from any multiemployer pension plan (as such terms are defined in ERISA).

                 6.21 Changes. Borrower and each Subsidiary shall conduct their business in substantially the same areas of business as are now and have heretofore been conducted by Borrower and each Subsidiary. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, engage in any business other than the businesses in which it is presently engaged or change its method of accounting which effects the calculation of the financial covenants in Section 6.16 and Section 6.17 above.

                 6.22 Inspection. Borrower and each Subsidiary shall permit Bank or its representatives to visit and inspect any of its properties, subject to reasonable safety restrictions and in accordance with customs in the industry and any applicable operating agreement, corporate books and financial records and to discuss its affairs, finances and accounts with its respective officers or personnel, all at such times and as often as Bank may request.

                 6.23 Notice. As soon as reasonably practical after Borrower becomes aware of same, Borrower or any Subsidiary shall promptly give written notice to Bank of (i) the occurrence of any Potential Default or Event of Default; (ii) any legal, judicial or regulatory proceedings affecting either Borrower, any Subsidiary or any of its properties or assets, in which the amount involved is material and is not covered (subject to normal deductibles) by insurance and that is likely to have a Material Adverse Effect on the business or financial condition of Borrower or any Subsidiary; (iii) any dispute between Borrower, any Subsidiary and any governmental regulatory body or other Person that is likely materially to interfere with the normal business operations of Borrower or any Subsidiary; (iv) substantial damage to any material part of the Collateral, specifying the nature and extent of damage and whether such damage is being repaired in due course, or total loss or destruction of any material part of the Collateral; (v) any other action, event or condition of any nature of which it has knowledge which may have, or lead to, or result in, any Material Adverse Effect upon the business, assets or financial condition of Borrower or any Subsidiary, all taken as a whole; and
(vi) the voluntary or involuntary bankruptcy of, or any assignment for the benefit of creditor or the seeking of any relief under any Debtor Relief Law by Borrower or any Subsidiary.

                 6.24 Assignment. Except as set forth on Schedule 6.24, Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, assign, transfer or attempt to do so, any of its Rights, duties or obligations under any Loan Document.

                 6.25 Expenses of Bank. Borrower and each Subsidiary will promptly pay all reasonable out-of-pocket costs, fees and expenses paid or incurred by (a) Bank incident to any of the Loan Documents (including, without limitation, the fees and expenses of counsel to Bank in connection with the negotiation, preparation, and execution hereof and any amendment, waiver or consent with respect hereto, whether any Advance is ever made, and in connection with the making of any Advance) or; (b) Bank incident to the enforcement of the obligations of Borrower or any Subsidiary or the exercise of any Rights (including, without limitation, attorneys' fees and court costs). All of the foregoing shall be part of the Obligation.

                 6.26 Preservation of Oil and Gas Properties. Borrower and each Subsidiary (except Venus Development) will at their own expense do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency in accordance with good industry practices all of the Oil and Gas Properties owned by Borrower or any such Subsidiary including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the Oil and Gas Properties owned by Borrower or any such Subsidiary will be fully preserved and maintained, except to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. Borrower and each such Subsidiary will promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and Debt accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting Borrower's or any such Subsidiary's interests in its Oil and Gas Properties and will do all other things necessary to keep unimpaired Borrower's or any such Subsidiary's Rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Oil and Gas Properties has not been or is no longer capable of producing Hydrocarbons in economically reasonable amounts. Borrower and each such Subsidiary will operate the Oil and Gas Properties owned by Borrower or any such Subsidiary or cause such Oil and Gas Properties to be operated in a manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all requirements of any Tribunal.

                 6.27     Reserve Reports.

                 (a) By February 15 and August 15 of each year, Borrower and each Subsidiary shall furnish to Bank reports in form and substance reasonably satisfactory to Bank prepared by an independent engineering firm reasonably acceptable to Bank (for the report delivered by February 15) or other qualified petroleum engineers reasonably acceptable to Bank (for the report delivered by August 15 which may be prepared by an employee of or consultant to Borrower), which reports shall evaluate the Oil and Gas Properties of Borrower or any Subsidiary as of the immediately preceding six months (and dated as of January 1 and July 1, respectively) and which shall, together with any other information reasonably requested by Bank, set forth the proven producing and proven non-producing oil and gas reserves attributable to such Oil and Gas Properties together with a projection of the rate of production and future net income with respect thereto as of such date.

                 6.28     Title Information.

                 (a) By February 15 of each year, Borrower and each Subsidiary will deliver acquisition summaries, title opinions and due diligence reports prepared in connection with the acquisition and the financing of the acquisition of such property prepared for Borrower or any Subsidiary and such additional title information in form and substance reasonably acceptable to Bank as is requested so that Bank shall have received, together with the title information previously received by Bank, satisfactory title information covering Oil and Gas Properties representing eighty percent (80%) of the value of such Oil and Gas Properties as set forth in the Reserve Report specified in
Section 6.27, as such value is set forth therein.

                 6.29 Sales and Leasebacks. Neither Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary shall then or thereafter rent or lease, as lessee, such Property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

                 6.30 Hedging Agreements. Neither Borrower nor any Subsidiary (except in the case of Venus Development which may be required to do so under the Stratum Documents) will enter into or become obligated under any Hedging Agreement, except for such agreements which (i) in the aggregate do not cover at any time a volume of oil and gas (on a barrel of oil equivalent basis) equal to more than ninety percent (90%) of the projected production of oil and gas (on a barrel of oil equivalent basis) in any month from Borrower's or any Subsidiary's proved, developed, producing reserves which are included in the Borrowing Base; and (ii) are for delivery or settlement on or before the end of the first calendar year after the calendar year of the date of such agreement.

                 6.31 Stratum Documents. Neither Borrower nor any Subsidiary will enter into any amendment, modification or renewal of the Stratum Documents without the prior written approval of Bank and at all times, the Stratum Documents shall remain non recourse to Borrower or any other Person other than Venus Development.

                 6.32 Venus Development. Neither Borrower nor any Subsidiary shall make any additional investment in equity contribution to, or loan or advance to Venus Development in excess of $20,000 per year in the aggregate.

                              ARTICLE 7.  DEFAULT

                 7.1 Default. The occurrence of any of the following events or conditions shall constitute an Event of Default:

                 (a) The failure or refusal of Borrower to pay principal of or interest on the Obligation, or any part thereof, or to pay any fees in respect of all or any part of the Obligation, as the same become due in accordance with the terms of the Loan Documents.

                 (b) The failure or refusal of Borrower or any Subsidiary to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in any Loan Document (other than covenants to pay the Obligation) and such failure or refusal continues unremedied for a period of ten (10) days.

                 (c) Borrower or any Subsidiary (except Venus Development) shall (i) become insolvent, as that term is defined under any applicable Debtor Relief Law; (ii) fail to pay its Debts generally as they become due; (iii) voluntarily seek, consent to or acquiesce in the benefit or benefits of any Debtor Relief Law; or (iv) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any Rights of Bank granted in the Loan Documents.

                 (d) Borrower or any Subsidiary (except Venus Development) shall fail (i) to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding against any assets of Borrower or any Subsidiary; or (ii) to pay any money judgment against it at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment.

                 (e) Borrower or any Subsidiary (except Venus Development) shall fail to make any payment due on any Debt of Borrower or any Subsidiary or on any security (with respect to which Borrower or any Subsidiary have redemption, sinking fund or other purchase obligations), or any event shall occur or any condition shall exist in respect of any such Debt or security, or under any agreement securing or relating to such Debt or security, the effect of which event or condition would (i) permit the taking of any action by any holder of such Debt or security or a trustee to cause such Debt or security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date(s) of payment; or (ii) permit a trustee or the holder of any Debt or security to elect (whether or not such holder or trustee does elect) a majority of the directors on the Board of Directors of Borrower or any Subsidiary; or (iii) permit the taking of any action by a trustee or the holder of any security to demand or request that Borrower or any Subsidiary shall, and thereby obligate Borrower and each Subsidiary to, purchase or redeem such security prior to its scheduled redemption date. (As used in this Section, the term "security" has the meaning set forth in the Securities Act of 1933, as amended from time to time).

                 (f) A petition or complaint is filed by any Tribunal seeking to cause Borrower or any Subsidiary to divest a significant portion of its assets pursuant to any antitrust, restraint of trade, unfair competition or similar Laws, and such petition or complaint is not dismissed, discharged or stayed within sixty (60) days of the filing thereof.

                 (g) The discovery by Bank that any statement, representation, or warranty in the Loan Documents or in any writing ever delivered to Bank pursuant to the Loan Documents is materially false, misleading or erroneous and the same remains unremedied for a period of ten
(10) days.

                 (h) Any substantial impairment of value, loss, damage or destruction (not covered by insurance) of the Collateral occurs and the same remains unremedied for a period of ten (10) days.

                 (i) Any Material Adverse Effect shall occur with respect to Borrower or any Subsidiary (except Venus Development) and the same remains unremedied for a period of ten (10) days.

                 (k) The occurrence of a material change in Control or in the executive management of Borrower.

                 7.2 Remedies Upon Default. Should an Event of Default occur, Bank may, at its election, do any one or more of the following:

                 (a) Declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable, without notice of any kind to Borrower or any Subsidiary; provided that, upon the occurrence of an Event of Default under Section 7.1(c), the entire Obligation shall automatically become immediately due and payable without notice or other action of any kind whatsoever.

                 (b)      Terminate its commitment to lend hereunder.

                 (c)      Reduce any claim to judgment.

                 (d) Take such steps as Bank may deem appropriate to foreclose the Bank Liens and/or otherwise realize upon any and all of the Rights Bank may have in and to the Collateral or any part thereof.

                 (e) Exercise any and all other Rights afforded by the Laws of the State of Texas, the United States of America or any other jurisdiction, as Bank shall deem appropriate, or by any of the Loan Documents, at Law, in equity or otherwise, including, but not limited to, the Rights to bring suit or other proceedings before any Tribunal either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any Right granted to Bank in any of the Loan Documents.

                 (f) Exercise the Rights of offset and/or banker's Lien against the interest of Borrower or any Subsidiary in and to every account and other property which are in the possession of Bank to the extent of the full amount of the Obligation.

                 7.3 Performance by Bank. Should any material covenant, duty or agreement of Borrower or any Subsidiary fail to be performed in accordance with the terms of the Loan Documents, Bank may, at its option, perform or attempt to perform, such covenant, duty or agreement on behalf of Borrower and each Subsidiary. In such event, Borrower and each Subsidiary shall, at the request of Bank, promptly pay to Bank any reasonable amount expended by Bank in such performance or attempted performance, together with interest thereon at a rate per annum equal to the Default Rate in effect from day to day, from the date of such expenditure by Bank until paid. Notwithstanding the foregoing, it is expressly understood that Bank does not assume and shall never have, except by express written consent of Bank, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower and each Subsidiary under any Loan Document.

                 7.4 Bank Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Bank the right or power to exercise control over the affairs and/or management of Borrower or any Subsidiary, the power of Bank being limited to the right to exercise the remedies provided in this Section 7.

                 7.5 Waivers. The acceptance by Bank at any time and from time to time of part payment on the Obligation shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Events of Default. No delay or omission by Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

                 7.6 Cumulative Remedies. All Rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Bank at law or in equity.

                 7.7 Expenditures by Bank. Any sums spent by Bank pursuant to the exercise of any Right provided herein shall become part of the Obligation and shall bear interest at a rate per annum from day to day equal to the Default Rate in effect from day to day, from the date spent until the date repaid by Borrower or any Subsidiary.

                 7.8 Delegation of Duties and Rights. Bank may exercise any of its duties and/or exercise any of its Rights under the Loan Documents by or through its respective officers, directors, employees, attorneys, agents or other representatives.

                              ARTICLE 8.  GENERAL

                 8.1 Ratifications. The terms and provisions as set forth in this Second Amended and Restated Loan Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Second Amended and Restated Loan Agreement, the terms of the Note and any and all other Loan Documents executed in connection therewith or hereunto are hereby ratified and confirmed and shall continue in full force and effect. Borrower and Bank agree that this Second Amended and Restated Loan Agreement, the Note and the other Loan Documents are and shall continue to be the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

                 8.2 Status of Claims. Borrower hereby represents and warrants to Bank that no facts, events, status or conditions presently exist which, either now or with the passage of time or the giving of notice or both, presently constitute or will constitute a basis for any claim or cause of action against Bank, or any defense to the payment of any of the Obligations. Borrower hereby releases, relinquishes and forever discharges Bank, its successors, assigns, agents, officers, directors, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, present or future, which Borrower may have against Bank, its successors, assigns, agents, officers, directors, employees and representatives, arising out of or with respect to any and all past transactions relating to the Amended and Restated Loan Agreement, this Second Amended and Restated Loan Agreement, or any Loan Document, including any loss, cost or damage, or any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of Bank, its successors, assigns, agents, officers, directors, employees or representatives.

                 8.3 Captions. The headings, captions and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

                 8.4 Exhibits. All exhibits and Schedules attached hereto shall be and are hereby incorporated herein, and made a part of this Agreement for all purposes.

                 8.5 Notices. Unless specifically otherwise provided, whenever any Loan Document requires or permits any consent, approval, notice, request or demand from one Party to another, such communication must be in writing to be effective and shall be deemed to have been given on the day actually delivered. For purposes hereof, until changed by written notice pursuant hereto, the addresses for Borrower and Bank are as follows:

         Borrower:                Venus Exploration, Inc.
                                  1250 Northeast Loop 410, Suite 1000
                                  San Antonio, Texas 78209
                                  Attention:  John Y. Ames

         Copy to:                 Haynes & Boone, L.L.P.
                                  112 E. Pecan St., Suite 1600
                                  San Antonio, Texas  78205
                                  Attention:  Will C. Jones, IV, Esq.

         Bank:                    Wells Fargo Bank (Texas) N.A.
                                  1000 Louisiana, 3rd Floor
                                  Houston, Texas  77002
                                  Attention:  Theodore M. Nowak, Vice President

         Copy to:                 Brown, Parker & Leahy, L.L.P.
                                  1200 Smith Street, Suite 3600
                                  Houston, Texas  77002
                                  Attention:  Barry Davis, Esq.

                 8.6      Governing Law.

                 (a) THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED BY BORROWER AND BANK, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND (EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE IN ANY LOAN DOCUMENT OR TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION OTHERWISE REQUIRE) THE INTERNAL LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

                 (b) THE PARTIES AGREE TO BE BOUND BY THE TERMS AND PROVISIONS OF THE CURRENT ARBITRATION PROGRAM OF BANK, WHICH IS INCORPORATED BY REFERENCE HEREIN AND IS ACKNOWLEDGED AS RECEIVED BY THE PARTIES, PURSUANT TO WHICH ANY KNOWN DISPUTES SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF EITHER PARTY. THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY THE TERMS AND PROVISIONS OF THE CURRENT ARBITRATION PROGRAM OF BANK WHICH IS ATTACHED HERETO AS EXHIBIT 8.4(b) AND IS INCORPORATED HEREIN BY REFERENCE, PURSUANT TO WHICH ANY AND ALL DISPUTES SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF ANY PARTY.

                 8.7 Interest. It is the intention of the Parties to comply with applicable usury Laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in any Loan Document, in no event shall any Loan Document permit the collection of interest in excess of the maximum amount permitted by such Laws. If any such excess of interest is contracted for, charged or received under any Loan Document or if the maturity of the Obligation is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Obligation shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under any Loan Document on the amount of principal actually outstanding from time to time under the Obligation shall exceed the maximum amount of interest permitted by applicable usury Laws, then in any such event
(a) the provisions of this Section 8.5 shall govern and control; (b) no Person now or hereafter liable for the payment of the Obligation shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under the applicable usury Laws; (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount on the Obligation or refunded to the Person paying the same, at the holder's option; and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under the applicable usury Laws as now or hereafter construed by the courts having jurisdiction thereof. To the extent the Laws of the State of Texas are applicable for purposes of determining the "Highest Lawful Rate," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or, if permitted by applicable Law and effective upon the giving of the notices required by such
Article 1.04 (or effective upon any other date otherwise specified by applicable Law), the "monthly ceiling," the "quarterly ceiling," or "annualized ceiling" from time to time in effect under such Article 1.04, whichever Bank shall elect to substitute for the "indicated rate ceiling," and vice versa, each such substitution to have the effect provided in such Article 1.04; and Bank shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with subsection (h)(1) of such
Article 1.04. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 shall not govern or in any manner apply to the Obligation.

                 8.8 INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OR ANY SUBSIDIARY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING OR RELATING TO ANY OF THE INVENTORY PRODUCED OR SOLD BY BORROWER. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES THERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEY'S FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED. THE OBLIGATIONS OF BORROWER UNDER THIS SECTION SHALL SURVIVE THE REPAYMENT OF THE OBLIGATIONS.

                 8.9 Severability. If any provision of any of the Loan Documents is held to be illegal, invalid or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                 8.10 Entire Agreement. This instrument embodies the entire agreement among the Parties with respect to the subject matter hereof, supersedes and replaces all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by authorized officers of Borrower and Bank, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

                 8.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                 8.12 Successors. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns. Borrower expressly recognizes and agrees that Bank may sell to other financial institutions interests in the Loans incurred by Borrower hereunder, and may in connection therewith, assign to such financial institutions any Right, Bank Lien, or any part thereof created or arising out of any Loan Document.

                 8.13 Survival of Representations. All representations and warranties herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement and the making of the Loans hereunder and shall continue in full force and effect until the Obligation shall have been paid in full.

                 8.14 NO ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                 IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         "BORROWER"

                                         VENUS EXPLORATION, INC.


                                         By:
                                            ---------------------------------
                                            John Y. Ames, President

                                         "BANK"

                                         WELLS FARGO BANK (TEXAS) N.A.


                                         By:
                                            -------------------------------
                                            Theodore M. Nowak,
                                            Vice President